Zebra Technologies Announces Launch of $500 Million Senior Unsecured Note Private Offering

LINCOLNSHIRE, Ill. – May 20, 2024 – Zebra Technologies Corporation (NASDAQ: ZBRA) today announced that it intends to offer, subject to market and other conditions, up to $500 million in aggregate principal amount of new senior unsecured notes due 2032 (the “Notes”) in a private offering.

Zebra intends to use the net proceeds from the Notes offering to repay all the outstanding debt under its revolving credit facility, which was $172 million as of March 30, 2024. Zebra intends to use the remaining net proceeds for general corporate purposes, including to replenish cash on hand following the repayment of its receivables financing facility that matured on May 13, 2024. The Notes will be senior unsecured obligations of Zebra and will be guaranteed by certain Zebra domestic subsidiaries.

The Notes and related guarantees will not be registered under the Securities Act of 1933, as amended (“Securities Act”), or the securities laws of any other jurisdiction, and will not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. The Notes are being offered only to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act and to non-U.S. persons in accordance with Regulation S under the Securities Act.

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy the Notes and related guarantees. Any offer of the Notes and related guarantees is not being made to any person in any jurisdiction in which the offer, solicitation or sale is unlawful.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws. Statements related to, among other things, the consummation of the offering of the Notes and related guarantees, the use of proceeds from the proposed offering and potential changes in market conditions constitute forward-looking statements. For a description of factors that may cause Zebra’s actual results, performance or expectations to differ from any forward-looking statements, please review the information under the heading “Risk Factors” included in Item 1A of Zebra’s 2023 Annual Report on Form 10-K and other documents of Zebra’s on file with or furnished to the Securities and Exchange Commission. Any forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Zebra will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Zebra or its business or operations. Except as required by law, Zebra undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecasted by Zebra’s forward-looking statements.

Investor Contact: Michael Steele, CFA, IRC Vice President, Investor Relations Phone: +1-847-518-6432 InvestorRelations@zebra.com	Media Contact: Therese Van Ryne Senior Director, External Communications Phone: +1-847-370-2317 therese.vanryne@zebra.com